Exhibit 1
                          [Carnegie Bancorp letterhead]

                                                              January 15, 1997

                           Re: Mutual Termination of Second Amended and Restated Agreement and Plan of Merger

Regent Bancshares Corp.
Attention: John J. Lyons, President
1430 Walnut Street
Philadelphia, PA  19103

Gentlemen:

         Carnegie Bancorp ("Carnegie") and Carnegie Bank, N.A. ("CBN") on the one hand, and Regent Bancshares Corp. ("Regent") and Regent National Bank (the "Bank") on the other, are parties to that certain Second Amended and Restated Agreement and Plan of Merger dated August 30, 1995 (the "Agreement"). Pursuant to Section 7.1(a) the Agreement, the parties hereby confirm their mutual agreement to terminate and do hereby terminate the Agreement and the transactions contemplated thereby. Pursuant to Section 7.2 of the Agreement, the parties acknowledge their continuing obligations under Section 5.5 of the Agreement.

         Regent, in connection with the termination of the Agreement as Section
8.1 thereof is amended hereby, has agreed to reimburse Carnegie for its merger related expenses in an amount equal to $722,000, which reimbursement shall be in full satisfaction of all obligations of Regent and the Bank to Carnegie and CBN under the Agreement or arising therefrom. Regent acknowledges that it has reviewed with Carnegie the amount of Carnegie's expenses, and it is satisfied that the sum set forth above is a correct and accurate statement of the amount Regent is obligated to pay to Carnegie. Payment of these expenses is being made by Regent upon execution of this letter.

         Please acknowledge your agreement with the provisions of this letter by executing it in the space provided below.

                                             Very tuly yours,

CARNEGIE BANCORP                             CARNEGIE BANK, N.A.


By: /s/ Thomas L. Gray, Jr.                  By: /s/ Thomas L. Gray, Jr.
    ----------------------                       --------------------------
      Thomas L. Gray, Jr.                            Thomas L. Gray, Jr.
      President and                                  President and
      Chief Executive Officer                        Chief Executive Officer


AGREED AND ACCEPTED:


REGENT BANCSHARES CORP.                      REGENT NATIONAL BANK


By: /s/ Barbara Teaford                      By: /s/ John Lyons
    --------------------                         ---------------------------
      Barbara Teaford                              John Lyons



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